Exhibit 10.2
FIRST AMENDMENT TO
OEM AGREEMENT
This First Amendment to OEM Agreement, (“Amendment”) is made and entered into as of December 8, 2004 (“Amendment Date”), by and between Akorn-Strides, LLC, a Delaware limited liability company having a principal place of business at 2500 Millbrook Drive, Buffalo Grove, Illinois 60089-4694, United States of America (“A-S”), and Strides Arcolab Limited, a company organized under the laws of India having a principal place of business at Strides House, Bilekahalli, Bannerghatta Road, Bangalore 560 076, India (“Strides”), (each a “Party” and collectively the “Parties”).
RECITALS
     A. A-S and Strides are parties to that certain OEM Agreement dated September 22, 2004 (“Agreement”);
     B. A-S and Strides desire to amend the Agreement to provide for different obligations with respect to the Letter of Credit (as defined in the Agreement), pursuant to the terms and conditions of this Amendment.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.   Definitions. All capitalized terms used herein shall have the same meanings set forth in the Agreement, unless otherwise defined in this Amendment.
2.   Letter of Credit.
     2.1 Section 3.8.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
3.8.1 The Letter of Credit shall be opened within five (5) days from the Amendment Date and shall have an initial term of one year. All bank charges in respect of the Letter of Credit are for the account of Strides. The Letter of Credit shall provide for payment of the entire Letter of Credit amount, or One Million Two Hundred Fifty Thousand United States Dollars (US $1,250,000), to A-S in the event that (i) Strides fails to achieve the Registration Threshold prior to the lapse of the period beginning with the Effective Date and ending on the one year anniversary thereof (“Threshold Period”), and fails to cure such failure within ninety (90) days thereafter; or (ii) Strides fails, within six months of the Amendment Date either to (Y) deliver to A-S a new acceptable Letter of Credit, with an initial term ending on or after a date that is one year and six months from the Effective Date; or (Z) renew the term of the Letter of Credit such that the term thereof will end on or after a date that is one year and six months from the Effective Date.

     2.2 Sections 3.8.2, 3.8.3, 3.8.4, and 3.8.5 are hereby renumbered as Sections 3.8.3, 3.8.4, 3.8.5, and 3.8.6; all existing references in the Agreement to Sections 3.8.2, 3.8.3, 3.8.4, and 3.8.5 are hereby renumbered to read 3.8.3, 3.8.4, 3.8.5, and 3.8.6; and the following text is hereby inserted in the Agreement as a new Section 3.8.2:
3.8.2 Provided that the Registration Threshold has not already been achieved by Strides at such time, should Strides fail to, within six months of the Amendment Date, either (Y) deliver to A-S a new acceptable Letter of Credit, with an initial term ending on or after a date that is one year and six months from the Effective Date; or (Z) renew the term of the Letter of Credit such that the term thereof will end on or after a date that is one year and six months from the Effective Date, then A-S shall, without notice to Strides, receive payment of the entire Letter of Credit.
3.   Counterparts. This Amendment may be executed in several counterparts that together shall be originals and constitute one and the same instrument.
4.   Effect. Except as modified above, the Agreement shall remain in full force and effect in accordance with its specific terms.
IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Amendment as of the Amendment Date.

Akorn-Strides, LLC		Strides Arcolab Limited

By:	/s/ Arthur S. Przybyl	By:	/s/ Arun Kumar

Name:	Arthur S. Przybyl	Name:	Arun Kumar

Its:	Pres & CEO	Its:	Managing Director